                                                                     EX-4.3



                          The Nippon Credit Bank, Ltd.
                          Los Angeles Agency
                          550 South Hope Street, Suite 2500
                          Los Angeles, CA 90071
                          Phone 215-243-5555


May 27, 1997


Ms. Katherine Weien
Director of Finance
Harrah's Entertainment, Inc.
1023 Cherry Road
Memphis, TN 38117-5423

Ref: Cancellation of $50,000,000 swap your receiving 6.14% and paying float (6 month Libor), trade date 10/22/92, Maturity date 10/15/97 (Ref IRS09002600001)

Dear Ms. Weien,

This is to inform you of the cancellation of our swap with you as of today. The market value of your swap is $9,774.71. Payment will take place two business days from today. Therefore, we will credit USD 9,774.71 to your account with First Tennessee Bank N.A., Memphis on May 29, 1997.

Thank you for your cooperation regarding this matter. If you have any questions and would like to discuss the cancellation, please contact me at 213-243-5561.

Sincerely,


/s/Carol S. Ito
Carol S. Ito
A.V.P. and Manager
Nippon Credit Bank, Ltd., Los Angeles







                                      -65-